As filed with the United States Securities and Exchange Commission on June 26, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ORTHOVITA, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	23-2694857
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

77 Great Valley Parkway

Malvern, PA 19355

(610) 640-1775

(Address of Principal Executive Offices)

Orthovita, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Christine J. Arasin, Esquire

Vice President and Corporate Counsel

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

(Name and Address of Agent for Service)

(610) 640-1775

(Telephone Number, Including Area Code, of Agent for Service)

Copy of all communications to:

Richard A. Silfen, Esquire

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103

(215) 979-1000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (1, 2)	Proposed Maximum Aggregate Offering Price (1, 2)	Amount of Registration Fee (1)
Common Stock, $0.01 par value per share	200,000	$2.04	$408,000.00	$16.03

(1)	This Registration Statement registers under the Securities Act of 1933, as amended (the “Act”), 200,000 shares of the Registrant’s Common Stock which may be offered or sold pursuant to the Orthovita, Inc. Employee Stock Purchase Plan, as amended and restated effective as of June 26, 2008 (the “Plan”). An aggregate of 500,000 shares of the Registrant’s Common Stock are authorized for issuance under the Plan. Of the 500,000 shares, 300,000 shares previously have been registered (the “Previously Registered Shares”) under the Act pursuant to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-66681). The Previously Registered Shares originally were issuable under the Registrant’s Employee Stock Purchase Plan, as amended and restated as of May 27, 1998 (the “1998 Plan”). The 1998 Plan was further amended and restated, as reflected in the Plan, effective as of June 26, 2008. The Previously Registered Shares were previously issued under the 1998 Plan or are currently issuable under the Plan. The registration fee for the shares issuable under the Plan, other than the Previously Registered Shares, is $16.03. The Registrant previously paid the registration fee for the Previously Registered Shares. This Registration Statement also relates to an indeterminate number of shares of Common Stock of the Registrant which may be issued upon stock splits, stock dividends, or similar transactions in accordance with Rule 416 promulgated under the Act.
(2)	Estimated pursuant to Rule 457(c) and (h) promulgated under the Act solely for the purpose of calculating the registration fee, based upon the average high and low sales prices for a share of the Registrant’s Common Stock on June 24, 2008 as reported on The NASDAQ Global Market.

Pursuant to Rule 429 under the Act, the prospectus forming a part of this Registration Statement also relates to securities registered pursuant to the following Registration Statement of the Registrant: Commission File No. 333-66681.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents deemed to be “furnished” to, and not “filed”) with the Securities and Exchange Commission are hereby incorporated by reference:

(a) our Annual Report on Form 10-K for the year ended December 31, 2007;

(b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

(c) our Current Reports on Form 8-K filed on January 15, 2008; March 6, 2008; April 17, 2008; and June 9, 2008; and

(d) the description of our common stock contained in our Current Report on Form 8-K filed on November 16, 2006, including any amendments or reports filed for the purpose of updating such description, in lieu of incorporation by reference to a registration statement filed under the Securities Exchange Act of 1934 in reliance on published interpretations of Commission staff.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than, in all cases, the portions of those documents deemed to be “furnished” to, and not “filed” with, the Commission), shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Experts

The consolidated financial statements of Orthovita, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and the effectiveness of Orthovita, Inc.’s internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein from the Annual Report on Form 10-K of Orthovita, Inc. for the year ended December 31, 2007 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph that describes Orthovita, Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law provides the power to indemnify any officer or director acting in his capacity as our representative who was, is or is threatened to be made a party to any action or proceeding for expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding. The indemnity provisions apply whether the action was instituted by a third party or arose by or in our right. Generally, the only limitation on our ability to indemnify our officers and directors is if the act violates a criminal statute or if the act or failure to act is finally determined by a court to have constituted willful misconduct or recklessness. Our bylaws provide a right to indemnification against any liability incurred in connection with any proceeding in which a director, officer or any other designated indemnified representative may be involved as a party or otherwise by reason of the fact that such party is or was serving in a capacity as director, officer or authorized representative, respectively, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to strict or products liability. However, indemnification is not available under our bylaws in the following circumstances: (i) if indemnification is expressly prohibited by applicable law; (ii) if a final determination has been made under the bylaws that the conduct of such party constitutes willful misconduct or recklessness under Pennsylvania law, or that such conduct is attributable to the receipt by such part from us of a personal benefit to which such party is not legally entitled; or (iii) to the extent indemnification has been determined to be otherwise unlawful. Indemnification is only provided to an indemnified party who initiates or participates as an intervenor or amicus curiae in a proceeding if such party obtains the approval of a majority of our board of directors. Our bylaws provide for the advancement of expenses, including attorneys’ fees and disbursements, incurred in good faith by an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. Our bylaws authorize us to take steps to satisfy or secure our indemnification obligations, including maintaining insurance, obtaining a letter of credit, acting as a self-insurer, creating a reserve, trust, escrow, cash collateral or other fund or account, or using any other mechanism or arrangement as the board of directors deem appropriate.

Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director or officer has breached or failed to perform the duties of his or her office under our articles of incorporation or bylaws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Under Pennsylvania law, these provisions will not apply to the responsibility or liability of a director pursuant to any criminal statute; or the liability of a director for the payment of taxes pursuant to federal, state or local law. We maintain directors’ and officers’ liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

We have indemnification agreements with our directors pursuant to which we agreed to indemnify and advance to our directors expenses that are incurred by or on behalf of a director in connection with any threatened or pending action or proceeding involving his or her capacity as a director of our company, provided that the director acted in good faith and in manner that such director reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of any threatened, pending or completed action or proceeding by or in the right of our company, we shall indemnify the director to the fullest extent permitted by law. A director is not entitled to indemnification or advance of expenses under the indemnification agreement with respect to any action or proceeding initiated or made by such director against our company (unless a change of control has occurred) or against any other person other than our company, unless approved in advance by the board of directors.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index included herewith which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however ,that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Document Description
5.1	Opinion of Duane Morris LLP

10.1	Orthovita, Inc. Employee Stock Purchase Plan, as amended and restated effective as of June 26, 2008

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1 above)

24.1	Power of Attorney (included on signature pages)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania on June 26, 2008.

ORTHOVITA, INC.

By:	/s/ Antony Koblish
Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Antony Koblish and Albert J. Pavucek, Jr., and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Antony Koblish	Chief Executive Officer, President and	June 26, 2008
Director (principal executive officer)

/s/ David Fitzgerald	Chairman of the Board	June 26, 2008

/s/ Albert J. Pavucek, Jr.	Chief Financial Officer (principal	June 26, 2008
financial and accounting officer)

/s/ R. Scott Barry	Director	June 26, 2008

/s/ Morris Cheston, Jr.	Director	June 26, 2008

/s/ Mary E. Paetzold	Director	June 26, 2008

/s/ Paul G. Thomas	Director	June 26, 2008

/s/ William E. Tidmore, Jr.	Director	June 26, 2008

/s/ Paul T. Touhey, Jr.	Director	June 26, 2008

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